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
  OVERLOAN PROTECTION RIDER                          [LOGO OF MetLife]

  METROPOLITAN LIFE INSURANCE COMPANY
  This Rider is a part of the Policy if it is listed on the Policy Specifications page.

  IMPORTANT: NEITHER THE IRS NOR THE COURTS HAVE RULED ON THE TAX CONSEQUENCES OF ACTIVATING THE OVERLOAN PROTECTION BENEFIT. IT IS POSSIBLE THAT THE IRS OR A COURT COULD ASSERT THAT YOUR POLICY HAS BEEN EFFECTIVELY TERMINATED AND THAT THE OUTSTANDING LOAN BALANCE SHOULD BE TREATED AS A DISTRIBUTION, ALL OR A PORTION OF WHICH COULD BE TAXABLE WHEN THE OVERLOAN PROTECTION BENEFIT IS ACTIVATED. IN ADDITION, THIS OVERLOAN PROTECTION RIDER MAY NOT BE APPROPRIATE FOR YOUR PARTICULAR NEEDS. CONSULT WITH A TAX ADVISOR REGARDING THE RISKS ASSOCIATED WITH ACTIVATING THE OVERLOAN PROTECTION BENEFIT.

  _____________________________________________      _____________________
  OVERLOAN PROTECTION BENEFIT                        YOUR METLIFE POLICY

  When the Overloan Protection Benefit (called       Insured
  "Benefit") is active, the Policy will not lapse.   [JOHN M DOE]
  Please refer to the Payment to Your Beneficiary
  provision of your Policy for explanation of how
  any Loan Balance impacts Policy Proceeds.
                                                     Policy Number
  ACTIVATION OF THIS BENEFIT                         [SPECIMEN]
  While this Rider is in force, we will send you a
  notice that you can choose to activate the
  Benefit if:                                        OPR Years
  1. The Policy has been in force for at least the   [15]
     number of policy years shown as "OPR Years";
  2. The Insured is at least the Attained Age shown  OPR Age
     as "OPR Age". (If this Rider is attached to a   [75]
     survivorship policy, the younger Insured's'
     Attained Age must be at least the OPR Age.);
  3. The Policy Loan Balance is greater than both:   Minimum Percentage
      a. The Face Amount of the Policy; and          [95.00%]
      b. The Cash Value times the Minimum
         Percentage;
  4. The Policy Loan Balance is less than or equal   Maximum Percentage
     to the Maximum Percentage times (the Cash       [99.50%]
     Value less any surrender charge, if
     applicable, and the Rider Charge);
  5. The aggregate amount of premiums paid for the   Overloan Protection Rate
     Policy, less the aggregate amount you received [3.50%] under the Policy to the extent that such amount was excludable from gross income, have been withdrawn.
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6. The Cash Surrender Value is sufficient to cover the Rider Charge described in the Rider Charge provision; and
7. The Policy is not a Modified Endowment Contract as defined in Section 7702A of the Internal Revenue Code of 1986, and the exercise of the Rider would not cause the Policy to become a Modified Endowment Contract.

The notice will be sent:
1. When you first become eligible to activate the Benefit; and
2. When you first become eligible to activate the Benefit after the Benefit has been deactivated. See the Deactivation of this Benefit provision.

You can choose to activate the Benefit if the above conditions have been met on the date we receive your request In Writing.

As a result of activating the Benefit, your death benefit option will change to Death Benefit Option A if Option B is in effect and your definition of life insurance test will change from the Guideline Premium Test (GPT) to the Cash Value Accumulation Test (CVAT) if the GPT is in effect.

If you want to activate the Benefit, you must make a request In Writing within 31 days after we send the notice.

 1E-5OP1-15-NY                                                    Page 1 of 3

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EFFECT ON THE POLICY
Activating the Benefit will have the following effect on the Policy:
1. The Death Benefit will equal the Policy's Cash Value times the applicable Minimum Death Benefit Factor for the Insured's Attained Age.
   If your definition of life insurance test is changed, we will provide you with new Minimum Death Benefit Factors.
2. If the Rider is attached to a variable life insurance policy, the Cash Value in the Investment Divisions will be transferred to the Fixed Account immediately. No Transfer Processing Charge will be taken;
3. If the Rider is attached to a variable life insurance policy, transfers from the Fixed Account will not be allowed;
4. Policy changes will not be allowed;
5. Premium payments will not be accepted;
6. Withdrawals and surrenders will not be allowed;
7. The Maximum Fixed Loan Interest Rate will be equal to the Loan Interest Rate Credited;
8. No further Monthly Deductions will be taken; and
9. All other riders that are a part of the Policy will be terminated, and new riders cannot be added to the Policy.

No current or future distribution will be required to maintain qualification as life insurance under Section 7702 of the Internal Revenue Code, as amended.

Loan and Loan Interest repayments can be made at any time.

If your Policy has Loan Value, new loans can be taken.

RIDER CHARGE
There is no charge for this Rider before you activate the Benefit. A one-time non-refundable charge will be deducted from the Cash Value the first time the Benefit is activated prior to Attained Age 121. The charge will be deducted from the Cash Value just after the deduction for any Withdrawal. The charge equals: the Cash Value on the date we receive your request In Writing to activate the Benefit; times the Overloan Protection Rate.

DEACTIVATION OF THIS BENEFIT
You can deactivate the Benefit by making a request In Writing. On the date we receive your request In Writing, any riders that were terminated will remain terminated, and no new riders can be added to the Policy. Any other restrictions that applied to the Policy as a result of activating the Benefit will no longer apply. If your definition of life insurance test was changed to the CVAT when the Benefit was activated, it will revert back to the GPT and your Policy values will be adjusted accordingly.

Monthly Deductions will be taken on each monthly anniversary following the date of deactivation.

You can request activation of the Benefit at a later time. Activation is subject to the conditions listed in the Activation of this Benefit provision.

REINSTATEMENT
If this Rider lapses when the Policy lapses, you may reinstate it within three years after the date of lapse if the Policy is also reinstated. To reinstate, you must submit a request In Writing for Reinstatement. The Insured must be alive on the date we approve the request for Reinstatement. If the Insured is not alive, the approval is void and of no effect.

If this Rider is attached to a survivorship policy, both Insureds must be alive on the date we approve the request for Reinstatement if both were alive on the date the Rider lapsed. If either Insured is not alive, the approval is void and of no effect. If only one Insured was alive on the date the Rider lapsed, that Insured must be alive on the date we approve the request for Reinstatement. If that insured is not alive, the approval is void and of no effect.

The reinstated Rider will be in force from the date we approve the reinstatement application.

 1E-5OP1-15-NY                                                    Page 2 of 3

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TERMINATION
This Rider will terminate upon the earlier of:
    1. The termination of the Policy; and
    2. The date we receive your request In Writing to terminate this Rider.

The Issue Date of this Rider and Policy are the same.

                                        METROPOLITAN LIFE INSURANCE COMPANY
                                        /s/ Timothy J. Ring
                                        Secretary

 1E-5OP1-15-NY                                                    Page 3 of 3